Exhibit 99.1

RPM REPORTS RECORD FOURTH-QUARTER

RESULTS FOR FISCAL 2015

•	Fourth-quarter sales increase 8% over prior year

•	Net income for the quarter up 18% over prior-year results

•	Fiscal 2015 full-year sales increase 5% over prior year

•	Fiscal 2015 full-year net income as-reported down 18% from prior-year

•	Fiscal year net income as-adjusted up 11% over prior year

Medina, Ohio – July 27, 2015 – RPM International Inc. (NYSE: RPM) today reported record sales, net income and diluted earnings per share for its fiscal fourth quarter ended May 31, 2015.

Fourth-Quarter Results

Fourth-quarter net sales increased 7.5% to $1.37 billion from $1.28 billion. Consolidated earnings before interest and taxes (EBIT) improved 18.7% to $204.3 million, from $172.1 million a year ago. Net income for the fourth quarter was up 17.7% to $128.0 million from $108.8 million reported in the fourth quarter of fiscal 2014. Diluted earnings per share were $0.94, up 17.5% from $0.80 reported a year ago.

“We are pleased with RPM’s fourth-quarter performance, especially in view of the headwinds posed by the very strong U.S. dollar and sluggish conditions in many international regions, including much of Europe and Latin America. Despite these challenges, our operating companies continue to compete and win in their respective markets, helping to drive our growth. Furthermore, the fiscal 2015 will be most remembered as the year we closed the chapter on our Bondex asbestos liability issue and reconsolidated the Specialty Products Holding Corp. (SPHC) subsidiaries generating more than $400 million in annualized sales back into the fold at RPM,” stated Frank C. Sullivan, RPM chairman and chief executive officer.

Fourth-Quarter Segment Sales and Earnings

Fiscal 2015 fourth-quarter industrial segment sales increased 14.2% to $878.5 million from $769.2 million reported a year ago. Organic sales improved 6.4%, while acquisition growth added 16.3%, including the impact of SPHC subsidiaries that were reconsolidated with RPM’s results effective on January 1, 2015. Foreign currency translation negatively impacted sales by 8.5%. Industrial segment EBIT was up 21.6% to $120.7 million from $99.2 million in the prior year.

“Industrial results were mixed in the fourth quarter, as they have been throughout the 2015 fiscal year. Our U.S. industrial businesses performed well, benefiting in part from continued momentum in commercial construction and the additional sales attributable to the reconsolidation of SPHC. This performance was dampened by the surge in the U.S. dollar against most other currencies around the world, especially the Euro. Overall, our industrial businesses in Europe showed tremendous resiliency with relatively flat sales in local currencies,” stated Sullivan.

RPM Reports Record Fourth-Quarter and Results for Fiscal 2015

July 27, 2015

Net sales for RPM’s consumer segment declined 2.5% to $494.7 million from $507.6 million in the fiscal 2014 fourth quarter. Organic sales were down 1.3%, while acquisition growth added 1.3%. Foreign exchange translation was a negative 2.5%. Consumer segment EBIT increased 17.1% in the fiscal 2015 fourth quarter to $100.6 million from $86.0 million and included an earn-out reversal of $9.9 million from Synta, established at the time of its acquisition in fiscal 2013. Excluding the earn-out, EBIT increased 5.5%.

“Our consumer businesses faced some tough comparisons against a very strong fourth quarter in fiscal 2014, particularly our Synta deck coatings and Kirker nail enamel businesses. Additionally, the impact of a particularly rainy spring and start to the summer selling season dampened retail take-away across nearly all our consumer product lines,” stated Sullivan.

Cash Flow and Financial Position

For fiscal 2015, cash from operations was $330.4 million, up 18.8% from $278.1 million in fiscal 2014. Capital expenditures during the year were $85.4 million, while depreciation was $62.2 million. Total debt at the end of fiscal 2015 was $1.66 billion, compared to $1.35 billion at the end of fiscal 2014. RPM’s net (of cash) debt-to-total capitalization ratio was 53.4%, compared to 42.4% at May 31, 2014.

As previously reported, during the fourth quarter RPM sold $250 million aggregate principal amount of its 5.250% notes due June 1, 2045. Net proceeds of the offering were used to repay a portion of borrowings under the company’s revolving credit facility.

“RPM’s capital position remains strong, with 87.3% of total debt at fixed rates and a total average interest rate of 4.26%. While our net (of cash) debt-to-total capitalization ratio increased as a result of borrowing to fund the first installment of our settlement related to SPHC, it is still within our historic norms. Our strong cash generation allowed RPM to reduce long-term debt in the fourth quarter by more than $200 million. At May 31, 2015, RPM had $963.7 million in liquidity, including cash and long-term committed available credit, enabling the continuation of our acquisition program, internal growth efforts and a growing cash dividend,” Sullivan stated.

Fiscal 2015 Consolidated Sales and Earnings

Fiscal 2015 consolidated net sales increased 5.0% to $4.59 billion from $4.38 billion in fiscal 2014. Consolidated EBIT was up 6.7% to $522.3 million from $489.7 million in fiscal 2014. Reported net income declined 17.9% to $239.5 million from $291.7 million in fiscal 2014. Diluted earnings per share of $1.78 were down 18.3% from $2.18 a year ago.

The fiscal 2015 adjustment was $83.5 million in the third quarter for a non-cash, net charge for a tax accrual related to possible repatriation of overseas earnings to fund remaining obligations under the company’s SPHC settlement. On an adjusted basis, net income was up 10.7% to $323.0 million, and diluted earnings per share improved 9.2% to $2.38.

RPM Reports Record Fourth-Quarter and Results for Fiscal 2015

July 27, 2015

Fiscal 2015 Segment Sales and Earnings

Fiscal 2015 sales for RPM’s industrial segment increased 8.0% to $2.99 billion from $2.77 billion in fiscal 2014. Organic sales increased 5.1%, with acquisition growth, mostly SPHC, contributing 7.6%. Foreign currency translation negatively impacted sales by 4.7%. Industrial segment EBIT improved 5.6% to $323.0 million from $306.0 million in fiscal 2014.

Consumer segment sales for fiscal 2015 decreased slightly to $1.60 billion from $1.61 billion in fiscal 2014. Organic sales increased by 0.1%, and acquisition growth added 1.3%. Currency translation negatively impacted sales by 1.6%. Consumer segment EBIT increased 9.1%, to $273.9 million from $251.1 million, including the benefits of the Synta earn-out reversal during the fourth quarter and the Kirker earn-out reversal in the second quarter.

Business Outlook

“For fiscal 2016, we expect consumer segment sales to increase by 4% to 5%, with our core consumer businesses continuing to gain market share with new product innovations. Unfortunately, poor weather from the spring has continued into the summer months, dampening first-quarter sales. On a more positive note, we expect a return to both top- and bottom-line growth in our Synta and Kirker units, both of which faced significant headwinds in fiscal 2015,” Sullivan stated.

“In the industrial segment, we anticipate sales growth of 8% to 10%. We expect continued positive momentum from our U.S.-based industrial businesses, especially those serving the commercial construction markets. In Europe, we see a return to growth in local currencies by many of our industrial businesses there, along with continued strong growth in Brazil in its local currency, with new products expected to drive incremental sales as well. We don’t foresee improvement in sales for our businesses serving the energy sector, as both exploration and production continue to decline as a result of lower energy prices. In addition, we expect a continued strong negative impact from foreign currency translation,” Sullivan stated.

“RPM’s guidance for earnings per diluted share in fiscal 2016 is approximately $2.55, a 7.1% improvement over the as-adjusted $2.38 per diluted share in fiscal 2015. The guidance includes the anticipated negative impact of $0.10 per share as a result of a higher effective tax rate and $0.07 per share from the estimated negative impact of foreign currency translation during fiscal 2016. For our consumer segment, the first quarter is getting off to a weak start due to the weather related slowdown. Our results for the industrial segment, with 50% of its sales outside of the U.S., will be somewhat weighted to the second half due to the expected negative impact of foreign exchange translation during the first half of fiscal 2016, offset in part by the expected continuing solid performance of the SPHC companies,” stated Sullivan.

Webcast and Conference Call Information

Management will host a conference call to discuss the results beginning at 10:00 a.m. EDT the same day. The call can be accessed by dialing 888-771-4371 or 847-585-4405 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial

RPM Reports Record Fourth-Quarter and Results for Fiscal 2015

July 27, 2015

analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 12:30 p.m. EDT on July 27, 2015 until 11:59 p.m. EDT on August 3, 2015. The replay can be accessed by dialing 888-843-7419 or 630-652-3042 for international callers. The access code is 38349286. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services for both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial companies include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Day-Glo, Dryvit and Euclid Chemical. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations, at 330-273-5090 or bslifstein@rpminc.com.

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2014, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

	As Reported				Adjusted (1)
	Three Months Ended		Year Ended		Year Ended
	May 31,		May 31,		May 31,
	2015	2014	2015	2014	2015
	(Unaudited)				(Unaudited)
Net Sales	$1,373,159	$1,276,782	$4,594,550	$4,376,353	$4,594,550
Cost of sales	773,864	716,057	2,653,181	2,500,585	2,653,181

Gross profit	599,295	560,725	1,941,369	1,875,768	1,941,369
Selling, general & administrative expenses	395,359	389,416	1,422,944	1,390,128	1,422,944
Interest expense	27,303	19,677	87,615	80,951	87,615
Investment (income), net	(2,023)	(2,065)	(18,577)	(15,715)	(18,577)
Other (income), net	(342)	(805)	(3,866)	(4,083)	(3,866)

Income before income taxes	178,998	154,502	453,253	424,487	453,253
Provision for income taxes	50,413	40,732	224,925	118,503	118,699

Net income	128,585	113,770	228,328	305,984	334,554
Less: Net income (loss) attributable to noncontrolling interests	598	4,991	(11,156)	14,324	11,566

Net income attributable to RPM International Inc. Stockholders	$127,987	$108,779	$239,484	$291,660	$322,988

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.97	$0.82	$1.81	$2.20	$2.43

Diluted	$0.94	$0.80	$1.78	$2.18	$2.38

Average shares of common stock outstanding - basic	129,578	129,532	129,933	129,438	129,933

Average shares of common stock outstanding - diluted	134,540	134,423	134,893	132,288	134,893

(1) See attached page for reconciliation from As Reported to Adjusted figures.

SUPPLEMENTAL SEGMENT INFORMATION
IN THOUSANDS

	As Reported
	Three Months Ended May 31,		Year Ended May 31,
	2015	2014	2015	2014
	(Unaudited)
Net Sales:
Industrial Segment	$878,491	$769,181	$2,990,721	$2,769,657
Consumer Segment	494,668	507,601	1,603,829	1,606,696

Total	$1,373,159	$1,276,782	$4,594,550	$4,376,353

Income Before Income Taxes (a):
Industrial Segment
Income Before Income Taxes (a)	$119,251	$96,492	$315,382	$295,751
Interest (Expense), Net (b)	(1,441)	(2,752)	(7,656)	(10,227)

EBIT (c)	$120,692	$99,244	$323,038	$305,978

Consumer Segment
Income Before Income Taxes (a)	$100,676	$85,998	$273,956	$251,229
Interest (Expense), Net (b)	40	32	34	122

EBIT (c)	$100,636	$85,966	$273,922	$251,107

Corporate/Other
(Expense) Before Income Taxes (a)	$(40,929)	$(27,988)	$(136,085)	$(122,493)
Interest (Expense), Net (b)	(23,879)	(14,892)	(61,416)	(55,131)

EBIT (c)	$(17,050)	$(13,096)	$(74,669)	$(67,362)

Consolidated
Income Before Income Taxes (a)	$178,998	$154,502	$453,253	$424,487
Interest (Expense), Net (b)	(25,280)	(17,612)	(69,038)	(65,236)

EBIT (c)	$204,278	$172,114	$522,291	$489,723

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT.
(b)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.
(c)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED STATEMENTS OF INCOME

RECONCILIATION OF “AS REPORTED” TO “ADJUSTED”

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Year Ended May 31, 2015
	AS REPORTED	Adjustments		ADJUSTED
Net Sales	$4,594,550	$—		$4,594,550
Cost of sales	2,653,181	—		2,653,181

Gross profit	1,941,369	—		1,941,369
Selling, general & administrative expenses	1,422,944	—		1,422,944
Interest expense	87,615	—		87,615
Investment (income), net	(18,577)	—		(18,577)
Other expense (income), net	(3,866)	—		(3,866)

Income before income taxes	453,253	—		453,253
Provision for income taxes	224,925	(106,226	) (1)	118,699

Net income	228,328	106,226		334,554
Less: Net income (loss) attributable to noncontrolling interests	(11,156)	22,722	(1)	11,566

Net income attributable to RPM International Inc. Stockholders	$239,484	$83,504		$322,988

Earnings per share attributable to RPM International Inc. Stockholders:
Basic	$1.81	$0.62		$2.43

Diluted	$1.78	$0.60		$2.38

(1)	Reflects adjustments related to the recognition of an ASC 740-30 tax liability for the potential repatriation of foreign earnings and related impact on NCI Net Income.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

	May 31, 2015	May 31, 2014
Assets
Current Assets
Cash and cash equivalents	$174,711	$332,868
Trade accounts receivable	980,737	901,587
Allowance for doubtful accounts	(24,526)	(27,641)

Net trade accounts receivable	956,211	873,946
Inventories	674,205	613,644
Deferred income taxes	29,892	22,281
Prepaid expenses and other current assets	264,827	219,556

Total current assets	2,099,846	2,062,295

Property, Plant and Equipment, at Cost	1,258,304	1,191,676
Allowance for depreciation and amortization	(668,658)	(658,871)

Property, plant and equipment, net	589,646	532,805

Other Assets
Goodwill	1,215,688	1,147,374
Other intangible assets, net of amortization	604,130	459,536
Deferred income taxes, non-current	5,685	7,943
Other	179,245	168,412

Total other assets	2,004,748	1,783,265

Total Assets	$4,694,240	$4,378,365

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$512,165	$525,680
Current portion of long-term debt	2,038	5,662
Accrued compensation and benefits	169,370	173,846
Accrued loss reserves	22,016	27,487
Other accrued liabilities	197,647	204,411

Total current liabilities	903,236	937,086

Long-Term Liabilities
Long-term debt, less current maturities	1,654,037	1,345,965
Other long-term liabilities	752,821	466,659
Deferred income taxes	90,681	50,061

Total long-term liabilities	2,497,539	1,862,685

Total liabilities	3,400,775	2,799,771

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 133,203; 133,273)	1,332	1,333
Paid-in capital	872,127	790,102
Treasury stock, at cost	(124,928)	(85,400)
Accumulated other comprehensive (loss)	(394,135)	(156,882)
Retained earnings	936,996	833,691

Total RPM International Inc. stockholders’ equity	1,291,392	1,382,844
Noncontrolling interest	2,073	195,750

Total equity	1,293,465	1,578,594

Total Liabilities and Stockholders’ Equity	$4,694,240	$4,378,365

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

	Year Ended
	May 31,	May 31,
	2015	2014
Cash Flows From Operating Activities:
Net income	$228,328	$305,984
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	62,188	58,543
Amortization	36,988	31,526
Reversal of contingent consideration obligations	(29,665)
Deferred income taxes	97,502	6,572
Stock-based compensation expense	31,741	23,568
Other	(1,114)	(1,672)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
(Increase) in receivables	(90,230)	(79,080)
(Increase) in inventory	(31,348)	(59,001)
(Increase) in prepaid expenses and other current and long-term assets	(4,590)	(12,586)
(Decrease) increase in accounts payable	(16,249)	42,216
(Decrease) increase in accrued compensation and benefits	(1,297)	19,193
(Decrease) in accrued loss reserves	(7,218)	(146)
(Decrease) in contingent payment		(63,014)
Increase in other accrued liabilities	57,385	14,855
Other	(1,973)	(8,809)

Cash Provided By Operating Activities	330,448	278,149

Cash Flows From Investing Activities:
Capital expenditures	(85,363)	(93,792)
Acquisition of businesses, net of cash acquired	(467,573)	(39,248)
Purchase of marketable securities	(61,511)	(83,536)
Proceeds from sales of marketable securities	40,279	62,896
Proceeds from sales of assets or businesses	4,079	2,794
Other	10,636	1,175

Cash (Used For) Investing Activities	(559,453)	(149,711)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	460,560	208,532
Reductions of long-term and short-term debt	(162,318)	(215,011)
Cash dividends	(136,179)	(125,743)
Repurchase of common stock	(39,528)	(12,906)
Payments of acquisition related contingent consideration, less fair value adjustments	(22,179)	(5,000)
Exercise of stock options and awards, including tax benefit	8,560	11,934
Other	1,277	951

Cash Provided By (Used For) Financing Activities	110,193	(137,243)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(39,345)	(1,881)

Net Change in Cash and Cash Equivalents	(158,157)	(10,686)
Cash and Cash Equivalents at Beginning of Period	332,868	343,554

Cash and Cash Equivalents at End of Period	$174,711	$332,868